Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

(206) 777-8246 Contact: Cathy Cooper

Monday, December 22, 2008

FOR IMMEDIATE RELEASE

WASHINGTON FEDERAL DECLARES $0.05 CASH DIVIDEND

SEATTLE, WASHINGTON – The Board of Directors of Washington Federal, Inc. (NASDAQ-WFSL), parent company of Washington Federal Savings, today announced a quarterly cash dividend of 5 cents per share. The dividend will be payable January 16, 2009 to common stockholders of record on January 2, 2009. This will be Washington Federal’s 104th consecutive quarterly cash dividend.

This cash dividend of 5 cents per share represents a decrease of 16 cents or 76% compared to the 21 cents per share paid by the Company in October 2008. The decision to reduce the cash dividend results primarily from significantly higher credit costs due to continued deterioration in the general economy and the housing market. For the quarter ended December 31, 2008, the company expects to record a provision for loan losses of approximately $35 million and believes that total non-performing assets will be approximately $300 million or 2.43% of total assets. At 5 cents per share, the dividend is expected to be less than one-half of net income in the quarter ending December 31st, in keeping with our philosophy of managing the payout ratio to 50% of earnings or less in the long term.

Chairman, President & CEO Roy M. Whitehead stated that, “Reducing the cash dividend is a difficult but prudent decision in the current environment of uncertainty. In our view, general economic conditions are more likely to worsen than to improve in the near-term. We expect non-performing assets and loan losses to continue at a relatively high level for the balance of the fiscal year and new loan demand to diminish. Retaining more capital within the Company will provide additional flexibility for dealing with these recessionary issues and help us to maintain profitable operations. As always, the Company remains financially solid and very well capitalized.”

Washington Federal Savings operates 149 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. The Company reported $11.8 billion in assets, $7.2 billion in deposits and $1.3 billion in stockholders’ equity as of September 30, 2008.

Important Cautionary Statements

Washington Federal will report its full fourth quarter results during the week of January 19, 2009. The Company expects market conditions to remain volatile during the remaining days of December and therefore actual fourth quarter results could differ materially from the first quarter outlook provided above.

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2008 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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